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EXHIBIT 10.19

November 21, 2001

Mr. Randall Drew
DUCT Utility Construction & Technologies, Inc.
1101 Saint Gregory Street, Suite 260
Cincinnati, OH 45202

Dear Mr. Drew

The purpose of this letter is to set forth the terms and conditions upon which DUCT Utility Construction & Technologies, Inc. ("Company" or "DUCT") and their subsidiaries and affiliates has agreed to engage Hotovec, Pomeranz & Co. ("HPC"), to perform various services described in this letter. In order to successfully complete this project, DUCT will need to work closely with HPC throughout the term of the project. A description of the services, activities and compensation are as follows:

Corporate Finance
-----------------
HPC will assist in structuring and coordinating the strategic and financing activities primarily composed of the following activities: o Perform general diligence activities o Review and provide feedback on the business model.
o Review financial projections, assumptions and market dynamics.
o Review and provide feedback on the business / strategic plan to ensure that the Company's business plan is sound and effectively communicated. o Assist the Company in identifying strategic opportunities (primarily consisting of financing strategies and acquisition opportunities).

As a result of the aforementioned activities HPC may be engaged to perform additional services.

Compensation to HPC
-------------------
HPC shall receive a monthly advisory fee of $10,000 per month during the term of this agreement. In conjunction with the execution of this agreement, HPC shall receive two million (2,000,000) shares of DUCT common stock as partial compensation for its service. The shares shall be restricted as the company does not currently have an open registration statement. Such shares shall have Piggy-Back Registration rights subject to customary lockups and cutbacks per the underwriter. It is the intention of HPC to maintain ownership of the shares throughout the course of what HPC anticipates to be a long term-relationship. One million (1,000,000) shares shall be payable upon execution of this agreement with the other million (1,000,000) shares due on January 15, 2002.

Payment of Costs and Expenses
-----------------------------
The Company shall reimburse HPC for all reasonable direct out-of-pocket costs and expenses incident to the performance of its obligations under this Agreement, however any expense in excess of $2,500 shall be pre-approved by the Company.

Termination
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This letter agreement shall be terminable by either party upon thirty days prior written notice to the other; provided that such termination will not excuse Company from its obligation to compensate HPC for services completed in accordance with the terms of this letter agreement; and provided further that such termination would not relieve HPC of its confidentiality obligations in accordance with the terms of this letter agreement.

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No Agency; Indemnification
--------------------------
This letter agreement does not, and shall not be construed to create an agency relationship between HPC and the Company and HPC agrees that it shall not hold itself out as an agent of Company or attempt to bind Company with respect to any third parties absent the prior written consent of DUCT. Company and HPC shall indemnify and hold each other harmless against any claims, damages or liabilities to which either party may become subject which arises out of the conduct of the other in connection with this letter agreement unless such claims, damages or liabilities arise from the gross negligence or willful misconduct of the party seeking indemnification.

Disclosure
----------
The Company agrees to disclose the terms and conditions of this agreement any offering documents related to capital transactions which involve HPC. HPC and/or its affiliates may have current or future business relationships with Directors, Officers, affiliates or Shareholders of DUCT beyond the scope of this agreement.

Lockup Agreement
----------------
The Principals, Officers and Major shareholders agree to enter into a Lock-up Agreement to be drafted and executed as soon as possible. The Lock-Up Agreement will restrict the ability of the shareholders to sell their securities into the marketplace.

Confidentiality
---------------
Except as required to be disclosed by the matters contemplated by this letter agreement or as required by applicable law, HPC shall keep confidential all non-public information provided to it by the Company concerning their proprietary rights and information, including but not limited to information about it's operations, management, technology and development plans, and HPC shall not disclose any such information to any third party, other than employees of HPC and advisors to HPC as HPC determines necessary for HPC to carry out the terms of this letter agreement. Under no circumstance however, shall HPC make any such disclosure to any party engaged in a business or activity, which the Company deems to be competitive to it. This confidentiality provision shall survive the termination of this letter agreement for a period of three years.

The Company will pre-approve HPC relationships as well as Company references that may be contacted regarding this project.

If the foregoing terms are acceptable, please execute the enclosed copy and return it to our office in San Francisco. We look forward to being an integral part of the growth and development of DUCT Utility Construction & Technologies, Inc.
Sincerely,

/s/  Steve Hotovec
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Steve Hotovec
Hotovec, Pomeranz & Co.

Agreed and Accepted:

/s/  Randall A. Drew
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Randall Drew
DUCT Utility Construction & Technologies, Inc.